UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2007

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Class Action Securities Litigation

On June 1, 2007, Avista Corporation (Avista Corp. or the Company) entered into a settlement agreement with respect to a class action lawsuit filed against Avista Corp., Thomas M. Matthews, the former Chairman of the Board, President and Chief Executive Officer of Avista Corp., Gary G. Ely, the current Chairman of the Board and Chief Executive Officer of Avista Corp., and Jon E. Eliassen, the former Senior Vice President and Chief Financial Officer of Avista Corp. The settlement agreement was filed in the United States District Court for the Eastern District of Washington (the Court) on June 4, 2007.

The lawsuit commenced with the filing of several class action complaints in the Court in September through November 2002. These complaints were subsequently consolidated and ultimately dismissed by the Court in October 2005. The order to dismiss was issued without prejudice, however, which allowed the plaintiffs to file an amended complaint. The amended class action complaint was filed on November 10, 2005 and asserted claims on behalf of all persons who purchased, converted, exchanged or otherwise acquired the Company’s common stock during the period between November 23, 1999 and August 13, 2002. For further background information on this lawsuit see Note 12 of the Notes to Consolidated Financial Statements in Avista Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

The settlement agreement provides for certification of the plaintiff class and a full release by the class and dismissal with prejudice of all claims against Avista Corp. in consideration of payment of $9.5 million into a settlement fund. The settlement payment and litigation defense costs will be paid by Avista Corp.’s insurance company with the exception of the Company’s $1 million self insured retention. The settlement agreement further provides that the individual defendants Mathews, Ely and Eliassen will be dismissed from the lawsuit.

The Company has vigorously contested this lawsuit since it commenced on September 27, 2002. It has denied, and continues to deny, in their entirety the allegations of wrongdoing in the lawsuit, including the allegations that Avista Corp. made any false or misleading statements in regard to the Company’s business, business practices, risk management or trading activity. The Company denies that it engaged in any improper trading in the California energy market or in any other market, and it denies that the price of its stock was artificially inflated by reason of the misrepresentations and omissions alleged in the lawsuit. There have been no adverse determinations by any court against Avista Corp. or any of the defendants on the merits of the claims asserted by the plaintiffs in the lawsuit, and the Company denies that shareholders were harmed by the conduct alleged in the lawsuit. Neither the settlement agreement nor any of its terms or provisions, nor the Company’s decision to settle the lawsuit, should be construed as an admission or concession of any kind of the merit or truth of any of the allegations of wrongdoing in the lawsuit, or of any fault, liability or wrongdoing whatsoever on the part of Avista Corp. The Company believes that throughout the class period alleged in the lawsuit it fully and adequately disclosed all material facts regarding the Company and made no misrepresentations of material facts regarding Avista Corp. The Company nonetheless considers it desirable to settle the lawsuit in order to avoid the cost and risks of further litigation and trial, and to dispose of burdensome and protracted litigation.

The settlement agreement must be approved by the Court before it will become effective. The Court’s approval process has several steps. The settlement agreement is first presented to the Court for preliminary approval. If the Court grants preliminary approval of the settlement agreement, then there will follow a period in which plaintiffs’ counsel give notice of and administer the settlement agreement. A fairness hearing will be held at which the Court will judge the fairness, reasonableness and adequacy of the settlement agreement, including payment of plaintiffs’ and plaintiffs’ counsel’s fees and expenses, and at which any objections to the settlement agreement will be heard. If the Court then grants final approval of the settlement agreement, it will enter an order certifying the class and dismissing the claims in the lawsuit with prejudice. The Court’s decision can be appealed. If the settlement agreement becomes effective, the settlement fund, less various costs of administration and plaintiffs’ costs and attorneys’ fees, will be distributed to class members who have filed an approved claim.

Update on Disposition of Avista Energy

On May 25, 2007, Avista Energy, Inc., a subsidiary of Avista Capital, Inc. and an indirect subsidiary of Avista Corp., received the final regulatory approval required to complete the sale of substantially all of its contracts and ongoing operations to Coral Energy Holding, L.P. (Coral Energy), a subsidiary of the Shell Group of Companies, as well as certain other subsidiaries of Coral Energy. Certain regulatory approvals were required from the Federal Energy Regulatory Commission and also from the Canadian government with respect to Canadian anti-competition laws.

For further information on this transaction see Note 3 of the Notes to Consolidated Financial Statements in Avista Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

With the receipt of all required regulatory approvals, the transaction is targeted to close at the end of the second quarter of 2007 subject to customary conditions including, but not limited to, release of all liens on the assets being acquired and the consents of parties to certain contracts to the assignment of those contracts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: June 5, 2007	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer